1 Ally Financial Inc. Michael Carpenter, Chief Executive Officer Morgan Stanley Financials Conference June 11, 2014 Contact Ally Investor Relations at (866) 710-4623 or investor.relations@ally.com

2 Forward-Looking Statements and Additional Information The following should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. In the presentation that follows and related comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would, ” “could, ” “should, ” “believe, ” “potential, ” “continue,” or the negative of these words, or similar expressions is intended to identify forward-looking statements. All statements herein and in related management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); our ability to maintain relationships with automotive dealers; our ability to realize the anticipated benefits associated with being a financial holding company, and the significant regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III). Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law. Reconciliation of non-GAAP financial measures included within this presentation are provided in this presentation. Use of the term “loans” describes products associated with direct and indirect lending activities of Ally’s operations. The specific products include retail installment sales contracts, lines of credit, leases or other financing products. The term “originate” refers to Ally’s purchase, acquisition or direct origination of various “loan” products.

3 Ally Overview • $108 billion of auto earning assets • 16,000 dealer relationships • 5,200 dealers use 4+ Ally products Leading U.S. Direct Bank Franchise – Continued momentum of stable deposit growth Strong and Stable Financial Profile – Streamlined operations with clean balance sheet Premier U.S. Auto Finance Franchise – #1 non-captive finance provider • $55 billion of deposits • 825 thousand primary customers • Retail deposits up 17% YoY • 0.53% loss rate • 9.1% Tier 1 Common ratio • $19 billion of available liquidity Improving Profitability – Path to double-digit Core ROTCE • Cost of funds down 55 bps YOY • Improving efficiency ratio • Expanding use of Ally Bank Significant Progress Towards Full TARP Exit – $3 billion private placement in January and $2.6 billion IPO in April • Returned $17.8 billion to UST • ~$700 million more than originally invested • UST ownership down to 16% Please refer to slides 10 and 11 for notes and reconciliations

4 Premier Auto Finance Franchise Growth in non-GM/Chrysler channel Growing assets in a competitive environment • Differentiated business model – Fundamentally repositioned from captive days – Relationships spanning generations – Premium service and full product suite – Drives “All-in” dealer relationships and loyalty • Unique capabilities and infrastructure – Both “high-tech” and “high-touch” – Nationwide infrastructure with local dealer coverage model – Top 5 provider across all major product segments Expanded access to application flow U.S. Auto Earning Assets (EOP - $B) 2009 2010 2011 2012 2013 Retail Lease Commercial $54.7 $68.8 $84.8 $100.1 $107.9 U.S. Consumer Auto Originations by Dealer Channel 65% 66% 26% 15% 9% 19% FY 11 1Q 14 GM Chrysler Other Deci io d U.S. Auto Applications (MM) 2.0 3.7 5.6 6.7 7.8 2009 2010 2011 2012 2013 Please refer to slides 10 and 11 for notes and reconciliations

Comprehensive Product Suite with Competitive Advantages

ally

Commercial Loans

- Floorplan lending is critical and drives dealer loyalty
- Real estate, working capital and other dealer loans
- $33 billion of assets represents a significant portion of the market
- Penetration rates of mid-60% for GM and mid-40% for Chrysler

Leases

- Largest non-captive provider
- Meaningful competitive advantages
- Critical to maximize asset liquidation proceeds

SmartAuction

- Industry leading wholesale internet auction
- Competitive advantage in setting lease residuals
- Realize $500-$600 more per vehicle vs. physical auction

New Retail Loans

- Full credit spectrum with granular risk-based pricing
- Well positioned in GM channel to manage incentive programs

Used Retail Loans

- Highly fragmented market
- Higher risk-adjusted returns
- Diversifying dealer base
- Benefit from increasing off lease vehicles

Insurance Products

- Vehicle Service Contracts / GAP / Other Protection
- Floorplan inventory insurance
- 80% of Ally floorplan dealers use Ally floorplan insurance

Ally Dealer Rewards reinforces breadth and depth of "All-in" relationships

Please refer to slides 10 and 11 for notes and reconciliations

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6 Ally Bank Deposits ($B) $16.9 $21.8 $27.7 $35.0 $43.2 $45.2 $27.1 $31.8 $37.6 $45.0 $52.8 $54.9 2009 2010 2011 2012 2013 1Q 14 Retail Deposits Brokered Deposits • Developed customer-centric brand – Straightforward approach – No hidden fees, rules or penalties – 24/7 access to a human being – “Best Online Bank” 3 years in a row by Money® Magazine • Building long-term customer loyalty – 94% customer satisfaction • Scalable and efficient platform – Avoids costly branch network • Long runway for growth – Aligned with shift in consumer preferences – Valuable foundation to consider future franchise opportunities Leading Direct Bank Franchise Stable and growing deposit base Please refer to slides 10 and 11 for notes and reconciliations

7 Highly Sticky Customer and Deposit Base Every vintage has remained steady or grown in the last two years Ally Bank Retail Deposit Vintage Data ($B) 8.1 8.2 8.2 8.2 8.2 8.3 8.3 8.3 8.4 8.4 8.4 8.4 8.4 8.5 8.5 8.5 8.6 8.7 8.7 8.9 8.9 9.0 9.0 8.9 8.9 8.9 9.0 9.0 9.0 9.0 9.0 9.0 6.0 6.0 6.1 6.1 6.1 6.1 6.1 6.2 6.2 6.2 6.2 6.2 6.1 6.1 6.2 6.2 6.3 6.3 6.4 6.4 6.5 6.5 6.5 6.4 6.4 6.4 6.4 6.4 6.4 6.4 6.4 6.5 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.5 2.6 2.6 2.6 2.6 2.6 2.6 2.7 2.7 2.7 2.7 2.7 2.6 2.6 2.7 2.7 2.7 2.7 2.7 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.9 2.9 3.0 3.0 3.0 3.0 3.1 3.1 3.1 3.1 3.1 3.1 3.1 3.1 3.1 3.2 3.2 3.2 3.2 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 3.3 2.3 2.5 2.5 2.6 2.7 2.7 2.7 2.8 2.8 2.8 2.8 2.8 2.8 2.8 2.9 2.9 2.9 2.9 3.0 3.0 3.0 3.1 3.1 3.0 3.0 3.0 3.0 3.1 3.1 3.1 3.1 3.10.3 0.7 1.1 1.5 1.8 2.1 2.2 2.3 2.4 2.4 2.4 2.4 2.4 2.5 2.5 2.5 2.5 2.6 2.6 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 2.7 0.3 0.6 1.0 1.4 1.7 2.1 2.2 2.3 2.3 2.4 2.4 2.5 2.5 2.6 2.6 2.6 2.6 2.6 2.6 2.6 2.6 2.6 2.6 2.7 2.70.2 0.7 1.1 1.7 2.4 3.1 3.6 3.8 3.8 3.8 3.8 3.8 3.8 3.9 3.9 3.9 3.9 3.9 3.9 1.5 2.2 2.2 2.6 3.0 3.5 3.7 3.8 3.8 3.9 3.9 4.0 0.3 0.8 1.2 1.6 2.0 2.4 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 6/ 1/ 20 11 7/ 1/ 20 11 8/ 1/ 20 11 9/ 1/ 20 11 10 /1 /2 01 1 11 /1 /2 01 1 12 /1 /2 01 1 1/ 1/ 20 12 2/ 1/ 20 12 3/ 1/ 20 12 4/ 1/ 20 12 5/ 1/ 20 12 6/ 1/ 20 12 7/ 1/ 20 12 8/ 1/ 20 12 9/ 1/ 20 12 10 /1 /2 01 2 11 /1 /2 01 2 12 /1 /2 01 2 1/ 1/ 20 13 2/ 1/ 20 13 3/ 1/ 20 13 4/ 1/ 20 13 5/ 1/ 20 13 6/ 1/ 20 13 7/ 1/ 20 13 8/ 1/ 20 13 9/ 1/ 20 13 10 /1 /2 01 3 11 /1 /2 01 3 12 /1 /2 01 3 1/ 1/ 20 14 Pre-2009 2009- Q1Q2 2009- Q3Q4 2010- Q1Q2 2010- Q3Q4 2011- Q1Q2 2011- Q3Q4 2012-Q1Q2 2012-Q3Q4 2013-Q1Q2 2013-Q3Q4 Please refer to slides 10 and 11 for notes and reconciliations

8 Driving Improved Shareholder Returns Net Financing Revenue – Significant progress with cost of funds down 55 bps YoY – Future funding cost progress driven largely by debt maturities  Will explore liability management over time – Strong used car prices continuing in 2Q, but expected to moderate Expense Reduction – Controllable expenses down $20 million QoQ and $70 million YoY – Slow and steady progress to a mid-40% adjusted efficiency ratio by YE 2015 Regulatory Normalization – Contributed Ally Corporate Finance assets to the bank in 2Q14 – Ally Bank plans to begin paying dividends to the parent in 2Q14 – Re-deploy excess capital generated over time Moving down the path to double-digit Core ROTCE Please refer to slides 10 and 11 for notes and reconciliations ($ millions) 1Q 14 4Q 13 1Q 13 Core pre-tax income, ex. Repositioning 339$ 161$ 207$ Net income 227$ 104$ 1,093$ Core ROTCE 6.5% 1.8% 2.9% Adjusted Efficiency ratio 55% 73% 67% Tier 1 Common ratio 9.1% 8.8% 7.9% (1) (1) Includes gain on sale of Canadian auto operations of approximately $900 million

9 • Deliver shareholder return target of 9 – 11% Core ROTCE by YE 2015 • Assist U.S. Treasury to complete Ally’s exit from TARP • Continue auto finance expansion / diversification – Prioritize profitability and asset quality over growth • Focus on improving deposit economics given strong franchise and brand momentum – Expect $5 billion vs. $8 billion of annual deposit growth • Expect to close China sale in second half of 2014 • Explore longer-term ROE expansion opportunities: – Address additional legacy high-cost unsecured debt – Further capital optimization – Future business expansion Priorities Please refer to slides 10 and 11 for notes and reconciliations

10 Notes and non-GAAP reconciliations Page 3 – All metrics as of 1Q14 – #1 non-captive auto finance provider for full-year 2013 according to Experian AutoCount – Cost of funds excludes OID amortization expense Page 4 – Top 5 provider of new, used and leasing products for full-year 2013 according to Experian AutoCount Page 6 – 94% Ally Bank customer satisfaction according to TNS Research Page 8 – Controllable expenses include employee related costs, consulting and legal fees, marketing, information technology, facility, portfolio servicing and restructuring expenses. – We define Tier 1 common as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities. Ally considers various measures when evaluating capital utilization and adequacy, including the Tier 1 common equity ratio, in addition to capital ratios defined by banking regulators. This calculation is intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. Because GAAP does not include capital ratio measures, Ally believes there are no comparable GAAP financial measures to these ratios. Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations and, therefore, is considered to be a non-GAAP financial measure. Ally believes the Tier 1 common equity ratio is important because we believe analysts and banking regulators may assess our capital adequacy using this ratio. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry.

Notes and non-GAAP financial measures

($ in millions)	1Q 14	4Q 13	1Q 13
Core Pre-Tax Income Calculation			
Net financing revenue (ex. OID)	$ 865	$ 841	$ 697
Total other revenue	321	325	386
Total net revenue (ex. OID)	1,186	1,166	1,083
Provision for loan losses	137	140	131
Controllable expenses	487	506	556
Other noninterest expenses	223	358	307
Core pre-tax income, ex. repositioning	**$ 339**	**$ 161**	**$ 207**
Repositioning items	(3)	(18)	(213)
Core pre-tax income (loss)	**$ 336**	**$ 142**	**$ (6)**
Core OID amortization expense	44	67	57
Income tax expense (benefit)	94	(4)	(123)
Income from discontinued operations	29	25	1,033
Net income (loss)	**$ 227**	**$ 104**	**$ 1,093**
Core ROTCE Calculation			
Pre-tax income (loss) from continuing operations	$ 292	$ 75	$ (63)
add: Core original issue discount expense	44	67	57
Repositioning items	3	18	213
Core pre-tax income	$ 339	$ 161	$ 207
Normalized income tax expense at 34%	115	55	70
Core net income	224	106	137
Preferred dividends (Series A & G)	68	67	67
Operating net income available to common shareholders	**$ 155**	**$ 39**	**$ 70**
Tangible common equity	$ 13,060	$ 12,348	$ 12,755
less: Unamortized original issue discount	1,510	1,565	1,752
Net deferred tax asset	1,979	2,018	1,279
Normalized common equity [(1)]	**$ 9,571**	**$ 8,765**	**$ 9,723**
Core ROTCE	**6.5%**	**1.8%**	**2.9%**
Adjusted Efficiency Ratio Calculation			
Total noninterest expense	$ 713	$ 884	$ 957
less: Rep and warrant expense	1	1	11
Insurance expense	213	219	260
Repositioning items	4	18	96
Numerator	**$ 495**	**$ 646**	**$ 592**
Total net revenue	$ 1,142	$ 1,098	$ 1,026
add: Original issue discount	44	67	57
Repositioning	-	(1)	117
less: Insurance revenue	288	285	321
Denominator	**$ 898**	**$ 880**	**$ 879**
Adjusted Efficiency Ratio	**55%**	**73%**	**67%**

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